UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 26, 2009

    ZBB ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	001-33540 (Commission File Number)	39-1987014 (IRS Employer Identification No.)

N93 W14475 Whittaker Way Menomonee Falls, Wisconsin (Address of principal executive offices)	53051 (Zip Code)

Registrant’s telephone number, including area code:  (262) 253-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2009, ZBB Energy Corporation (the “Company”) entered into an amendment to the employment agreement dated October 4, 2006 (the “Amended Agreement”) with Robert J. Parry, Chief Executive Officer and President of the Company, for a period expiring on July 1, 2010.  Under the Amended Agreement, Mr. Parry is entitled to receive his current annual base salary and is eligible for all benefits, including stock options, generally available to the Company’s management employees.

Upon termination or expiration of the Amended Agreement, Mr. Parry is entitled to receive all compensation and benefits accrued up to or through the date of termination or expiration, as the case may be, and to a severance payment by the Company equal to Mr. Parry’s base salary for the 18 months prior to signing the Amended Agreement payable in 18 equal consecutive monthly installments.  In addition, all vested benefits, if any, held by Mr. Parry on the date of termination or expiration become immediately exercisable.

The term of the Amended Agreement shall renew automatically upon the same terms and conditions for successive terms of one year each unless either party elects not to renew this Amended Agreement by delivering written notice to the other party not less than 90 days prior to the end of the then current term.

The description of the Amended Agreement with Mr. Parry set forth above does not purport to describe all of the terms and agreements and are qualified by reference to the full text of the Amended Agreement, a copy of which is filed with this report and incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

10.1	First Amendment to Employment Agreement between Robert J. Parry and ZBB Energy Corporation dated June 26, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 2, 2009

ZBB ENERGY CORPORATION

By:  /s/ Robert J. Parry

Robert J. Parry

Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Employment Agreement between Robert J. Parry and ZBB Energy Corporation dated June 26, 2009

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